Exhibit 10.1

EXECUTION VERSION

Loan Agreement

Dated as of April 3, 2019

BETWEEN

AIRCO 1, LLC,

as the Borrower

AND

MINNESOTA BANK & TRUST,

as the Lender

Table of Contents

Page

1.	Documents; etc.	4
2.	Loans.	6
3.	Payments.	9
4.	Set-off, Etc.	10
5.	Conditions Precedent to All Credit Extensions.	10
6.	Representations and Warranties.	10
7.	Affirmative Covenants.	13
8.	Negative Covenants.	16
9.	Events of Default.	19
10.	Accounting Terms and Calculations.	20
11.	Definitions.	21
12.	Collateral Audit; Appraisals.	29
13.	Miscellaneous.	29

LOAN AGREEMENT

This LOAN AGREEMENT dated as of April 3, 2019 (this “Agreement”), is entered into by and between AIRCO 1, LLC, a Delaware limited liability company (the “Borrower”), and MINNESOTA BANK & TRUST, a Minnesota state banking corporation (the “Lender”).

RECITALS

A.     Lender and Borrower are parties to that certain Second Loan Agreement dated as of February 22, 2018 (the “February 2018 Loan Agreement”), pursuant to which Lender made a loan in the original principal amount of $5,000,000 to the Borrower (the “February 2018 Loan”), and a second loan in the original principal amount of $450,000 (the “December 2018 Loan”).

B.     The February 2018 Loan is evidenced by that certain Airframe Acquisition Note dated February 22, 2018 in the original principal amount of $5,000,000 made by the Borrower payable to the order of the Lender (the “February 2018 Note”) and the December 2018 Loan is evidenced by that certain Airframe Acquisition Note dated December 18, 2018 in the original principal amount of $450,000 made by the Borrower payable to the order of the Lender (the “December 2018 Note”).

C.      Lender and Park State Bank (“PSB”) as co-lenders, and Borrower are parties to that certain Loan Agreement dated as of January 18, 2019 (the “Bi-Lender Loan Agreement”; and together with the February 2018 Loan Agreement being sometimes collectively referred to herein as the “Existing Loan Agreements” and individually as an “Existing Loan Agreement”), pursuant to which the Lender made a term loan to Borrower in the amount of $400,000 (the “January 2019 MBT Loan”; and together with the February 2018 Loan and the December 2018 Loan being sometimes collectively referred to herein as the “Existing MBT Loans”) and PSB made a term loan to Borrower in the amount of $2,100,000 (the “PSB Loan”; and together with the Existing MBT Loans being sometimes collectively referred to herein as the “Existing Loans” and individually as an “Existing Loan”).

D.     The January 2019 MBT Loan is evidenced by that certain Term Note dated January 18, 2019 in the original principal amount of $400,000 made by the Borrower payable to the order of Lender (the “January 2019 MBT Note”) and the PSB Loan is evidenced by that certain Term Note dated January 18, 2019 in the original principal amount of $2,100,000 made by the Borrower payable to the order of PSB (the “PSB Note”; and together with the February 2018 Note, the December 2018 Note and the January 2019 MBT Note being sometimes collectively referred to herein as the “Existing Notes” and individually as an “Existing Note”).

E.      Proceeds of the Existing Loans were used by the Borrower for the purpose of acquiring decommissioned commercial airline airframes to be disassembled and sold as parts by the Borrower pursuant to the terms and conditions of the Existing Loan Agreements.

F.     Borrower now desires to obtain a revolving credit facility from Lender in the original principal amount of up to TEN MILLION AND NO/100THS DOLLARS ($10,000,000.00), the proceeds of which will be used to refinance the Existing Loans and to finance the purchase of additional decommissioned commercial airliner airframes to be disassembled and sold as parts by the Borrower.

G.     Lender agrees to extend to the Borrower a revolving line of credit (the “Line of Credit”) pursuant to which the Lender, will make advances (the “Revolving Loan(s)”) in the aggregate amount of up to TEN MILLION AND NO/100THS DOLLARS ($10,000,000.00) (the “Line of Credit Commitment”) upon the terms and conditions contained in this Agreement and related loan documents.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Documents; etc.

The Borrower has delivered, or will deliver, to the Lender before the initial Revolving Loan is made, the following documents (this Agreement together with each of the following defined documents and each other instrument, document, guaranty, mortgage, deed of trust, chattel mortgage, pledge, consent, assignment, contract, security agreement, lease, financing statement, patent, trademark or copyright registration, subordination agreement, trust account agreement, hedge agreement, or other agreement executed and delivered by Borrower with respect to this Agreement or to create or perfect any Lien in any collateral securing the payment of the Loans (collectively the “Collateral”) (in each case as originally executed and as amended, modified or supplemented from time to time) being sometimes hereinafter referred to collectively as the “Loan Documents” and individually as a “Loan Document”) and other items, all containing or to contain provisions acceptable to the Lender and its counsel:

(a)     this Agreement, duly executed and delivered by an officer of the Borrower;

(b)     the Revolving Credit Note, duly executed and delivered by an officer of the Borrower;

(c)     the Security Agreement, duly executed and delivered by an officer of the Borrower;

(d)    an Amended and Restated Pledge Agreement (the “Pledge Agreement”), in the form provided by the Lender, duly executed by Airco, amending and restating in its entirety that certain Pledge Agreement dated as of February 22, 2018, pursuant to which Airco pledges all of the outstanding membership interest of the Borrower to Lender as collateral for the Obligations;

(e)     a Subordination Agreement in the form provided by Lender, duly executed by Air T;

(f)     a certificate by an officer of the Borrower certifying the names of the officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party on behalf of the Borrower together with: (i) a sample of the true signatures of such officers; (ii) resolutions of the sole member of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party; and (iii) copies of the Borrower’s Certificate of Formation, together with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its organization as of a date acceptable to the Lender, and the limited liability company agreement of the Borrower together with all amendments thereto;

(g)     evidence of Good Standing for the Borrower of recent date issued by the Secretaries of State of (i) the State of Delaware; and (ii) the State of Arizona;

(h)     evidence of insurance required by any Loan Document;

(i)     a certificate by an officer of Air T certifying the names of the officers of Air T authorized to sign the Loan Documents to which Air T is a party on behalf of Air T together with: (i) a sample of the true signatures of such officers; (ii) resolutions of the board of directors of Air T authorizing the execution, delivery and performance of the Loan Documents to which Air T is a party; and (iii) copies of Air T’s Certificate of Incorporation, together with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its organization as of a date acceptable to the Lender, and the bylaws of Air T together with all amendments thereto;

(j)     a certificate by an officer of Airco certifying the names of the officers of Airco authorized to sign the Loan Documents to which Airco is a party on behalf of Airco together with: (i) a sample of the true signatures of such officers; (ii) resolutions of the board of managers of Airco authorizing the execution, delivery and performance of the Loan Documents to which Airco is a party; and (iii) copies of Airco’s Articles of Organization, together with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its organization as of a date acceptable to the Lender, and the operating agreement of Airco together with all amendments thereto;

(k)     payment, in immediately available funds of a non-refundable origination fee in the amount of $25,000, together with reimbursement for all expenses for which invoices have been presented (including the fees and expenses of Lender’s legal counsel), on or before the Closing Date; and

such other approvals, inspection reports, appraisals, certificates, opinions or documents as the Lender may reasonably request, including, without limitation, a Borrowing Base Certificate, together with a detailed inventory report as of a recent date, and the approval of Borrower’s initial participant, PSB. In addition, the Lender or its agent shall have completed its inspection of the business, operations and assets of the Borrower, and such survey shall provide the Lender with results and information which, in the Lender’s determination, are satisfactory to the Lender.

2.           Loans.

(a)     Line of Credit.

(i)     Revolving Loans. The Lender has agreed, on the terms and conditions stated herein, to make Revolving Loans to the Borrower from time to time on any Business Day during the period commencing on the Closing Date and ending on the earlier of November 30, 2019 (the “Stated Termination Date”), or the date on which the Lender terminates the Line of Credit pursuant to Section 9 hereof (such earlier date being the “Termination Date”); for the purpose of acquiring used Airframes for disassembly and sale as parts; provided, however, that the Lender shall not be required to make any Revolving Loan if, either:

(A)     the requested Revolving Loan is in excess of the sum of 85% of: (a) the cost of the Airframe being purchased with proceeds of such Revolving Loan plus (b) the estimated cost of disassembly of such Airframe; plus (c) the cost of refurbishing the parts from such Airframe for resale; or

(B)     after giving effect to such Revolving Loan, the outstanding principal balance of the Revolving Credit Note would exceed the lesser of: (x) the Line of Credit Commitment, or (y) the Borrowing Base.

Within the limits set forth above, the Borrower may obtain Revolving Loans from the Lender and prepay Revolving Loans pursuant to this Section; provided, that, the aggregate amount of Revolving Loans used for the purpose of acquiring, disassembling and refurbishing the parts of, any single Airframe, shall not exceed $2,500,000.

(ii)     Initial Revolving Loans; Termination of Existing Loan Agreements. On the Closing Date:

(A)     the consolidated outstanding principal balances of the Existing MBT Loans will be deemed to be the initial Revolving Loan outstanding under the Line of Credit and the Lender shall make a separate Revolving Loan to refinance the Existing PSB Loan; and

(B)     any commitments on the part of MBT and PSB to extend credit to the Borrower under the Existing Loan Agreements shall terminate.

(iii)   Revolving Credit Note. The Revolving Loans shall be evidenced by, and be payable in accordance with the terms of, the Revolving Credit Note. The Lender shall maintain records of the amount of each Revolving Loan and of the amount of all payments on the Revolving Credit Note. The aggregate outstanding principal amount of all Revolving Loans set forth on the records of the Lender shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Revolving Credit Note.

(iv)    Interest on the Revolving Loans. The Borrower agrees to pay interest on the outstanding principal amount of each Revolving Loan from the date of such Revolving Loan until such Revolving Loan is paid at the rates and at the times specified in the Revolving Credit Note.

(v)     Borrowing Procedure; Conditions Precedent to each Revolving Loan.

(A)    Revolving Loans. The Borrower shall give written notice on the form attached hereto as Exhibit A (a “Revolving Loan Request”) to the Lender of each requested Revolving Loan by not later than 11:00 a.m. (Minneapolis time) on the Business Day that is two days prior to the date on which such Revolving Loan is to be made. Each such Revolving Loan Request shall specify the amount of the requested Revolving Loan and be accompanied by each of the following items with regards to the Airframe (or Airframes) being financed with such Revolving Loan (each such purchase being, an “Airframe Acquisition”):

(I)         a true correct and complete copy of each fully-executed purchase agreement (each an “Airframe Purchase Agreement”) by and between Borrower and the respective seller with regards to the Airframe(s) that are being acquired by the Borrower with proceeds of such Revolving Loan, together with fully-executed copies of the related bill of sale, acknowledgment of delivery, certificate of technical acceptance and other documents related thereto (collectively, “Airframe Purchase Documents”;

(II)         a detailed listing of the Acquired Assets included in each such Airframe Acquisition;

(III)       a true, correct and complete copy of each fully-executed Aircraft Disassembly Agreement, by and between Jet Yard, LLC (“Jet Yard”), or any other mutually agreed upon third-party service provider, and Borrower (“Disassembly Agreement”), pursuant to which Jet Yard (or such alternative service provider) agrees to disassemble each such Airframe into parts and prepare the constituent parts for sale;

(IV)      a true, correct and complete copy of each fully-executed Consignment Agreement, by and between Borrower and Airco (the “Consignment Agreement”; and together with the related Disassembly Agreement and Airframe Purchase Agreements being collectively, the “Airframe Transaction Agreements”), pursuant to which Airco agrees to sell the disassembled Airframe parts on behalf of Borrower;

(V)        a statement summarizing the flow of funds required to consummate the Airframe Acquisition, acceptable to Lender, in its sole discretion;

(VI)      a fully-executed Collateral Assignment of Purchase Agreement document pursuant to which Borrower collaterally assigns its right, title and interest to each Airframe Purchase Agreement being financed with proceeds of such Revolving Loan and the other Airframe Transaction Documents to the Lender, in the form provided by the Lender, duly executed by Borrower;

(VII)     evidence satisfactory to the Lender that: (i) all conditions precedent to the consummation of the Airframe Acquisition other than the making of such Revolving Loan have been satisfied or waived, including, without limitation, evidence that all necessary regulatory approvals to the consummation of the Airframe Acquisition have been obtained;

(VIII)    confirmation that all of such Acquired Assets have been delivered in acceptable condition to Jet Yard’s facility in Marana, Arizona or any other mutually agreeable location where the owner of such facility has executed a Bailee Agreement in favor of the Lender;

(IX)       a final inspection report of such Acquired Assets, in form and substance acceptable to the Lender, confirming that all parts included in the descriptive materials previously provided by the Borrower to the Lender are actually present on such Airframe(s); and

(X)       evidence, acceptable to the Lender, that Airco has made, or is irrevocably committed to make, additional cash investments (which may be in the form of Subordinated Debt) in an amount equal to at least 15% of the sum of (a) the cost of the Airframe being purchased with proceeds of such Revolving Loan plus (b) the estimated cost of disassembly of such Airframe; plus (c) estimated repair costs;

(XI)       evidence acceptable to the Lender that contemporaneously with the Borrower’s receipt of the proceeds of the Revolving Loan, the Airframe Acquisition will be consummated in full in accordance with the terms of the Airframe Transaction Documents.

So long as all of the conditions precedent to such extension of credit set forth in this Section and Section 5 are satisfied as of the date of such request, the Lender shall make such Revolving Loan by transferring the amount thereof in immediately available funds for credit to an account (other than a payroll account) maintained by the Borrower with the Lender or by transmitting such amount directly to the seller of such Acquired Assets. Each request for a Revolving Loan shall be deemed a representation and warranty that all conditions precedent to such credit extension under Section 5 are satisfied as of the date of such request and as of the date of such extension.

(vi)    Prepayment.

(A)    Voluntary. The Borrower shall have the right, by giving written notice to the Lender by not later than 3:00 p.m. (Minneapolis time) on the Business Day of such payment, to voluntarily prepay the Revolving Loans in whole or in part at any time; provided, that, each such prepayment shall be accompanied by any prepayment premium set forth in the applicable Revolving Credit Note.

(B)     Mandatory. The Loan shall be subject to mandatory prepayment as follows:

(I)          Contemporaneously with the Borrower’s receipt of any Net Proceeds from the sale of any Acquired Asset, the Borrower shall make a principal repayment on the Revolving Credit Note in an amount equal to eighty percent (80%) of such Net Proceeds.

(II)         If, at any time, the outstanding principal balance of the Revolving Credit Note exceeds the lesser of (A) the Line of Credit Commitment, or (B) the Borrowing Base, then the Borrower shall immediately prepay the amount of such excess together with interest on the amount prepaid.

3.       Payments.

Any other provision of this Agreement to the contrary notwithstanding, the Borrower shall make all payments of interest on and principal of the Loans and all payments to the Lender with respect to payment of other fees, costs and expenses payable under any Loan Document in immediately available funds to the Lender at its address for notices hereunder without setoff or counterclaim. The Borrower authorizes the Lender to charge from time to time against the Borrower’s deposit account number                      * or any other depository account maintained by Borrower with the Lender any such payments when due and the Lender will use its reasonable efforts to notify the

* This bank account information has been omitted pursuant to the Securities Exchange Commission rules and federal securities laws because it is personally identifiable information.

Borrower of such charges. Each payment received by the Lender may be applied to the Borrower’s obligations to the Lender under this Agreement or any other Loan Document in such order of application as the Lender, in its sole and absolute discretion, may elect.

4.       Set-off, Etc.

Upon the occurrence and during the continuance of an Event of Default, the Lender and each of its affiliates may offset any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of the Borrower then or thereafter with the Lender or such affiliate, or any obligations of the Lender or such affiliate to the Borrower, against the obligations of the Borrower arising under this Agreement or any other Loan Document. The Borrower hereby grants to the Lender and each of its affiliates a Lien in all such balances, credits, deposits, accounts or monies.

5.       Conditions Precedent to All Credit Extensions.

The obligation of the Lender to extend any credit to the Borrower shall be subject to the satisfaction of each of the following conditions, unless waived in writing by the Lender:

(a)     The representations and warranties set forth in Section 6 shall be true and correct on the date of the requested credit extension and after giving effect thereto except to the extent that such representations and warranties expressly relate to an earlier date; and

(b)     No Event of Default or event which, with notice and/or lapse of time, would constitute an Event of Default (such event being a “Default”) shall have occurred and be continuing on the date of the requested credit extension or after giving effect thereto.

6.       Representations and Warranties.

To induce the Lender to extend credit hereunder, the Borrower represents and warrants to the Lender that:

(a)     The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and is duly qualified as a foreign limited liability company or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to qualify in such jurisdiction could not reasonably be expected to have a material adverse effect on Borrower’s financial condition, business, properties or assets;

(b)     the Borrower has full power and authority to enter into and to perform its obligations under the Loan Documents to which it is a party;

(c)    the Loan Documents constitute the legal, valid, and binding obligations of the Loan Parties and are enforceable against the Borrower in accordance with their respective terms subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability of rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies;

(d)    the Borrower’s execution, delivery and performance of the Loan Documents to which the Borrower is a party have been duly authorized by all necessary corporate or company action, do not require the consent or approval of any Person which has not been obtained, and do not conflict with any agreement binding upon the Borrower or any of Borrower’s property;

(e)    there is no litigation, bankruptcy proceeding, arbitration or governmental proceeding pending against the Borrower or affecting the business, property or operations of the Borrower which, if determined adversely to the Borrower, could reasonably be expected to constitute a Material Adverse Occurrence;

(f)     neither the Borrower nor any member of a group which is under common control with the Borrower (within the meaning of Section 414 of the IRC or Section 4001(a)(14) or 4001(b) of ERISA) (the Borrower’s “ERISA Affiliates”) has maintained, established, sponsored or contributed to any employee benefit plan which is a defined benefit plan (“Plan”) covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”);

(g)     the proceeds of the Revolving Loans will be used finance a portion of the cost of acquiring of decommissioned commercial aircraft airframes by the Borrower that will then be disassembled and sold for parts; and (ii); no part of the proceeds of the Revolving Loans will be used for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System;

(h)     (i) the Borrower is in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to it including, without limitation, all pollution control and environmental regulations in each jurisdiction where the Borrower is doing business; and (ii) the Borrower does not have any material liability for the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment;

(i)     the Borrower’s internally prepared financial statements for the fiscal quarter that ended on December 31, 2018, copies of which have been furnished to the Lender, have been prepared in accordance with GAAP (except for the absence of footnotes and subject to customary year-end adjustments) and present fairly the financial condition of the Borrower as of such date and the result of its operation for the periods then ended;

(j)     since the date on which the financial statements described in Section 6(i) were prepared, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of the Borrower that have not been otherwise reported to the Lender via applicable regulatory filings, copies of which have been provided to Lender;

(k)    the Borrower has filed all Federal and State income tax and other tax returns which are required to be filed, and has paid all taxes as shown on said returns and all assessments received by the Borrower to the extent that such taxes have become due, except to the extent that the Borrower is disputing such taxes in good faith and has established adequate reserves on its books;

(l)     the Borrower possesses adequate licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted;

(m)   the Borrower is not in default of a material provision under any material agreement, instrument, decree or order to which it is a party or by which it or its property is bound or affected and assuming that this Agreement had been previously executed and delivered no Default or Event of Default has occurred and is continuing hereunder;

(n)    the Borrower has good title to all of its properties and assets, including, without limitation, the Collateral, free and clear of all mortgages, security interests, Liens and encumbrances, except as permitted by Section 8(a);

(o)    the Borrower is a wholly-owned Subsidiary of Airco, which, in turn, is a wholly-owned Subsidiary of Stratus Aero Partners, LLC (“Stratus”) which is a wholly-owned subsidiary of Air T. For the avoidance of doubt, neither Stratus nor Air T are parties to this agreement, nor guarantors of the obligations created hereunder;

(p)    the Borrower is Solvent after giving effect to the making of the initial Revolving Loans hereunder and the granting of Liens pursuant to the Loan Documents;

(q)    (i) the Borrower is not a party to any labor dispute; and (ii) there are no strikes or walkouts relating to any labor contracts to which the Borrower is subject;

(r)     the Borrower is not an “investment company” and is not “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(s)     the Borrower is not a partner (limited or general) or joint venturer in any partnerships or joint ventures;

(t)     the Borrower is not a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended;

(u)     the Borrower is not subject to or in violation of any law or regulation, or listed on any list of any government agency including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order 13224 or the USA PATRIOT Act (Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended) (the “Patriot Act”) that prohibits or limits the conduct of business with or receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits Lender from making any Revolving Loan or other extension of credit to Borrower or from otherwise conducting business with Borrower;

(v)     neither the execution of this Agreement nor the use of the proceeds of any Loan violates the Trading with the Enemy Act of 1917, as amended, nor any of the foreign assets control regulations promulgated thereunder or under the International Emergency Economic Powers Act or the U.N. Participation Act of 1945; and (ii) neither the Borrower nor any Person who owns a controlling interest in or otherwise controls the Borrower is listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control, the Department of the Treasury or included in Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001; and

(w)    the Borrower does not have any Subsidiaries.

All representations and warranties contained in this Section 6 shall survive the delivery of the Loan Documents, and the making of the Loans, and no investigation at any time made by or on behalf of Lender shall diminish its rights to rely thereon.

7.       Affirmative Covenants.

The Borrower covenants and agrees with the Lender that, for so long as any Loan remains unpaid or the Line of Credit is available to the Borrower, the Borrower shall:

(a)     furnish to the Lender:

(i)     as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report of Air T and its Subsidiaries for such year including a copy of the audited consolidated balance sheet of Air T and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with an opinion as to such audit report of Deloitte LLP or other independent certified public accountants of nationally recognized standing which does not contain a “going concern” or similar qualification or exception, or qualification arising out of the scope of the audit, together with related consolidating financial statements and a certificate of such accounting firm to the Lender stating that in the course of the regular audit of the business of Air T and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrowers shall also provide a reconciliation of such financial statements to GAAP;

(ii)     as soon as available and in any event within thirty (30) days after the end of each of fiscal quarter of the Borrower’s fiscal year, a copy of the Borrower’s internally prepared financial statements consisting of a balance sheet as of the close of such fiscal quarter and related income statement and cash flow statement for such fiscal quarter and from the beginning of such fiscal year to the end of such fiscal quarter;

(iii)    as soon as available and in any event within fifteen (15) days after the end of each fiscal month of the Borrower’s fiscal year, a borrowing base certificate, in the form of Exhibit B attached hereto (the “Borrowing Base Certificate”), showing the relevant information for the Borrower as of the end of business on the last business day of the then most recently-ended month of the Borrower’s fiscal year; each Borrowing Base Certificate shall be accompanied by a detailed inventory report by part serial number, an accounts receivable aging, a purchase order report, and other supporting reports such as may be required by the Lender and the Borrowing Base Certificate and such supporting reports shall be in a form acceptable to the Lender and certified as accurate by the Borrower’s chief financial officer, treasurer or controller;

(iv)    as soon as available and in any event within fifteen (15) days after the end of each fiscal month of the Borrower’s fiscal year, a report, in form and detail acceptable to the Lender in its sole discretion, showing sales made (by part serial number) during such month and a timeline of anticipated sales of the remaining Acquired Assets;

(v)     (ii)     as soon as available and in any event within thirty (30) days after the end of each of fiscal quarter of Airco’s fiscal year, a copy of Airco’s internally prepared financial statements consisting of a balance sheet as of the close of such fiscal quarter and related income statement and cash flow statement for such fiscal quarter and from the beginning of such fiscal year to the end of such fiscal quarter;

(vi)    by not later than five (5) business days after becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto;

(vii)   by not later than five (5) business days after becoming aware of the institution of any litigation, arbitration or governmental proceeding against Borrower which, if determined adversely to Borrower, could reasonably be expected to be a Material Adverse Occurrence, or the rendering of a judgment or decision in such litigation or proceeding which could reasonably be expected to constitute a Material Adverse Occurrence, and the steps being taken by the Borrower with respect thereto; and

(viii)  such other financial or other information or certification as the Lender may reasonably request;

(b)     maintain and preserve its existence as a limited liability company organized and in good standing under the laws of the state of its organization and in each other jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and where the failure to qualify could constitute a Material Adverse Occurrence;

(c)     maintain insurance of such types and in such amounts as are maintained by companies of similar size engaged in the same or similar businesses and as may be required by any Loan Document; provided, that, each policy insuring any Collateral securing the Loans shall name the Lender as the lender loss payee and each policy of the liability insurance shall name the Lender as an additional insured;

(d)    file all federal and state income tax and other tax returns (including, without limitation, withholding tax returns) which are required and make payments as required of such taxes; provided, however, that: (i) the Borrower shall not be required to pay any such tax so long as the validity thereof is being contested in good faith by appropriate proceedings, the Borrower’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Borrower’s books in accordance with GAAP; and (ii) in all events, the Borrower shall pay, or cause to be paid, all such taxes forthwith upon the commencement of foreclosure of any Lien which may have attached as security therefor;

(e)    reimburse the Lender for reasonable expenses, fees and disbursements (including, without limitation, reasonable attorneys’ fees and legal expenses), incurred in connection with the preparation or administration of this Agreement or any other Loan Document or the Lender’s enforcement of the obligations of the Borrower under any Loan Document, whether or not suit is commenced, which attorneys’ fees and legal expenses shall include, but not be limited to, any attorneys’ fees and legal expenses incurred in connection with any appeal of a lower court’s judgment or order;

(f)     permit the Lender and its representatives at reasonable times and intervals and upon reasonable notice to visit the Borrower’s offices and the offices and locations of each other Person storing any Collateral and inspect their respective books and records including, without limitation, permitting the Lender to examine any Collateral securing the Loans and reimburse the Lender for all examination fees and expenses incurred in connection with such examinations at its then current rate for such services and for its out-of-pocket expenses incurred in connection therewith;

(g)     maintain in full force and effect all of the Borrower’s material rights, licenses, certifications, franchises and comply with all applicable laws and regulations necessary to enable it to conduct its business;

(h)   promptly, upon request by the Lender: (i) correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation thereof; and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order: (A) to carry out more effectively the purposes of the Loan Documents; (B) to perfect and maintain the validity, effectiveness and priority of any Liens intended to be created by the Loan Documents; and (C) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Lender the rights granted now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document or that the Borrower may be or become bound to convey, mortgage or assign to the Lender in order to carry out the intention or facilitate the performance of the provisions of any Loan Document;

(i)     Borrower shall pay in a timely manner all applicable duties, freight, charges and like fees and charges of shippers, freight forwarders, carriers and warehousemen;

(j)     Deliver a copy of the FAA decommissioning certificate for each Airframe to the Lender by not later than two months after the date such Airframe is acquired by the Borrower; and

(k)     maintain the Borrower’s primary depository accounts with the Lender.

8.       Negative Covenants.

The Borrower hereby agrees that, for so long as any Loan remains unpaid or the Line of Credit is available to the Borrower, the Borrower shall not:

(a)     create, incur or suffer to exist any Liens encumbering any of its assets, including without limitation any real or personal property owned by the Borrower, except: (i) Liens in favor of the Lender; or (ii) Permitted Liens;

(b)    create, incur, assume or suffer to exist any Indebtedness except: (i) the Indebtedness under this Agreement or any other Loan Document; (ii) current liabilities (other than borrowed money) incurred in the ordinary course of business; (iii) Indebtedness in respect of hedge agreements, including Hedge Agreements, entered into in the ordinary course of business to hedge or mitigate risks to which Borrower is exposed in the conduct of its business or the management of its liabilities and not for speculative purposes; (iv) Indebtedness in respect of taxes, assessments or government charges to the extent that payment thereof shall not at the time be required to be made under this Agreement; (v) Indebtedness owing to the Lender; or (vi) Subordinated Debt;

(c)     lease, sell or otherwise convey all or any substantial portion of its property and business to any other entity or entities, whether in one transaction or a series of related transactions, except for sales of Inventory in the ordinary course of Borrower’s business;

(d)    consolidate with or merge into or with any other entity or entities or liquidate, wind up or dissolve itself or suffer any liquidation or dissolution;

(e)     declare or pay any cash dividends, purchase, redeem, retire or otherwise acquire for value any of the Borrower’s membership interest (or any warrant or option to purchase any such membership interest) now or hereafter outstanding, or return any capital to its members;

(f)     acquire, make or hold any Investment in any other Person except:

(i)      loans or advances to officers and employees of the Borrower to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted; provided, however, that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause shall not exceed $50,000 at any one time;

(ii)     Extensions of credit in the nature of accounts or notes receivable arising from the sale of goods and services in the ordinary course of business;

(iii)    Shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business; and

(iv)    investments in Hedge Agreements and other hedging agreements permitted by Section 8(b)(iii);

(g)     (i) assume, guarantee, endorse or otherwise become liable upon the obligation of any Person, firm or corporation except pursuant to the Loan Documents or by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, nor (ii) sell any notes or accounts receivable with or without recourse;

(h)     engage in any business other than the business engaged in by the Borrower on the date of this Agreement, or make any material change in the nature of the business of the Borrower as carried on the date of this Agreement;

(i)     maintain, establish, sponsor or contribute to any Plan which is a defined benefit plan and shall not permit any of its ERISA Affiliates to do so;

(j)     either: (i) form or acquire any corporation or company which would thereby become a Subsidiary; or (ii) form or enter into any partnership as a limited or general partner or form or enter into any joint venture;

(k)    materially change its selling terms of payment on accounts receivable as in effect on the Closing Date;

(l)     either: (i) permit the direct or indirect transfer, distribution or payment of any of its funds, assets or property to any Affiliate, except that the Borrower may pay: (A) bona fide employee compensation (including benefits) to Affiliates for services actually rendered to the Borrower; (B) expenses incurred by an employee in the ordinary course of business; (C) expenses or rents for services or property or the use thereof allocated to the Borrower; provided, however, that all such payments pursuant to subsections (i)(A), (B) and (C) shall not exceed the amount which would be payable in a comparable arm’s length transaction with a third party who is not an Affiliate; (ii) except as otherwise permitted by Sections 8(f)(i) of this Agreement, lend or advance money, credit or property to any Affiliate; (iii) invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness, or any assets or properties, of any Affiliate; or (iv) guarantee, assume, endorse or otherwise become responsible for, or enter into any agreement or instrument for the purpose of discharging or assuming (directly or indirectly, through the purchase of goods, supplies or services or otherwise) the Indebtedness, performance, capability, obligations, dividends or agreement for the furnishing of funds of any Affiliate or any officer, director or employee;

(m)    make any loan to, or otherwise extend any credit to, Borrower’s officers, directors, shareholders, partners, members, managers or Affiliates or to any member of any such Person’s immediate family, except for loans expressly permitted by Section 8(f)(i);

(n)     materially change its selling terms of payment on Accounts as in effect on the date of this Agreement or provide dating terms except on a basis consistent with past business practices of the Borrower;

(o)    except as permitted by the Subordination Agreement pertaining to an item of Subordinated Debt: (i) make any payment of, or purchase, redeem, or acquire, any Subordinated Debt; (ii) give security for all or any part of any Subordinated Debt; (iii) take or omit to take any action whereby the subordination of any Subordinated Debt or any part thereof to the Obligations might be terminated, impaired or adversely affected; (iv) settle, compromise, discharge or otherwise reduce the outstanding principal amount of any Subordinated Debt or exercise any right to convert the Subordinated Debt to equity; or (v) omit to give the Lender prompt written notice of any default or event which, with the giving of notice or lapse of time, would constitute a default under any other agreement or instrument relating to any Subordinated Creditor;

(p)     use Loan proceeds for any purpose other than to finance a portion of the purchase price of Acquired Assets or for the refurbishment of Acquired Assets in preparation for the sale thereof; or

(q)     change the Borrower’s fiscal year end to a date other than March 31.

9.       Events of Default.

The occurrence of any one or more of the following shall constitute an Event of Default (“Event of Default”) hereunder:

(a)     the Borrower shall default (i) in the due and punctual payment of any installment of interest or principal on any Revolving Loan on the date when due, or (ii) in the due and punctual payment of any other amount which is due and payable to the Lender under any Loan Document within five days of the date when due;

(b)     the Borrower shall default in the due performance or observance of any covenant set forth in Sections 7(b), 7(c), 7(i), 7(h) or in Section 8;

(c)     Borrower shall default (other than those defaults covered by other subsections of this Section 9) in the due performance or observance of any term, covenant, agreement or warranty contained in any Loan Document on its part to be performed, and such default shall continue for a period of thirty (30) days after the earliest of: (i) the date the Borrower gives notice of such default to the Lender; (ii) the date the Borrower should have given notice of such default to the Lender pursuant to Section 7(a)(v); or (iii) the date the Lender gives notice of such default to the Borrower;

(d)    Borrower shall default and fail to cure such default in the time provided therein, under the terms of any other agreement, indenture, deed of trust, mortgage, promissory note or security agreement governing the borrowing of sums money in excess of $10,000; and: (i) the maturity of any amount owed under such document or instrument is accelerated; or (ii) such default shall continue unremedied or unwaived for a period of time to permit such acceleration;

(e)    Borrower shall become insolvent or generally fail to pay, or admit in writing Borrower’s inability to pay its debts as they become due; or Borrower shall apply for, consent to, or acquiesce in, the appointment of a trustee, receiver or other custodian for Borrower or for Borrower’s property, or make a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian shall be appointed for Borrower or for a substantial part of Borrower’s property and not be discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced by or against Borrower and if commenced against Borrower, be consented to or acquiesced in by Borrower or remain for sixty (60) days undismissed; or Borrower shall take any action to authorize any of the foregoing;

(f)     any judgments, writs, warrants of attachment, executions or similar process (not covered by insurance) shall be issued against Borrower or any of Borrower’s assets where the aggregate amount of such judgments, writs, warrants of attachment, executions or similar process exceed $50,000.00 and are not released, vacated, suspended, stayed, abated or fully bonded prior to any sale and in any event within thirty (30) days after its issue or levy;

(g)     Air T shall cease to own, directly or indirectly through its ownership of Airco, all of the Borrower’s issued and outstanding membership interest or shall cease to have the power to elect a majority of the Borrower’s directors or shall cease to direct the Borrower’s management policies;

(h)     the occurrence of any default by Borrower under any Consignment Agreement or Disassembly Agreement or the termination of any such agreement;

(i)     the Lender, in its sole discretion, shall determine in good faith that there has been a Material Adverse Occurrence;

(j)     any representation or warranty set forth in this Agreement or any other Loan Document shall be untrue in any material respect on the date as of which the facts set forth are stated or certified;

(k)     there is instituted against Borrower or any executive officer of Borrower any criminal proceeding for which forfeiture of any material asset is a potential penalty, or the Borrower is enjoined, restrained or in any way prevented by order of any governmental authority from conducting any material part of its business affairs and such order is not completely stayed, to the satisfaction of the Lender, or dissolved within two business days from the Closing Date of such order;

(l)      the occurrence of any Event of Default under the Air T Credit Agreement; or

(m)    the Borrower shall seek to revoke, repudiate or disavow the enforceability of any Loan Document.

Upon: (1) the occurrence of any Event of Default described in Section 9(e), the full unpaid principal amount of the Notes and all other obligations of the Borrower to the Lender shall automatically be due and payable without any declaration, notice, presentment, protest or demand of any kind (all of which are hereby waived); or (2) the occurrence of any other Event of Default, the Lender, upon written notice, may terminate the Line of Credit and may declare the outstanding principal amount of the Notes and all other obligations of the Borrower to the Lender to be due and payable without other notice, presentment, protest or demand of any kind, whereupon the full unpaid amount of the Notes and any and all other obligations, which shall be so declared due and payable, shall be and become immediately due and payable. In addition, the Lender may exercise any right or remedy available to it pursuant to any Loan Document, at law or in equity.

10.     Accounting Terms and Calculations.

Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP consistently applied for the Borrower as used in the preparation of the Borrower’s financial statements described in Section 7(a)(i).

11.     Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

“Acquired Assets”: All of the parts, rights and documents included in an Airframe Acquisition.

“Acquisition”: Any transaction or series of transactions by which the Borrower acquires, either directly or through a Subsidiary or otherwise, (a) any or all of the stock or other securities of any class of any Person if, after giving effect to such transaction, such Person would be an Affiliate of the Borrower; or (b) a substantial portion of the assets or a division, or line of business of any Person.

“Affiliate”: Shall mean, with respect to the Borrower, any Person which directly or indirectly controls, is controlled by, or is under common control with, the Borrower. One Person shall be deemed to control another Person if the controlling Person owns directly or indirectly 10% or more of any class of voting stock of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Airco”: Airco, LLC, a North Carolina corporation.

“Airco Bailee Agreement”: That certain Bailee Agreement dated as of October 27, 2017, executed by Airco, the Borrower and the Lender, with regards to Collateral in the possession of Airco, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time.

“Airframe”: The mechanical structure of an aircraft, including, without limitation, its fuselage, wings and undercarriage, but excluding its jet engines.

“Airframe Acquisition”: Shall have the meaning given such term in Section 2(a)(v)(A) of this Agreement.

Airframe Purchase Agreement”: Shall have the meaning given such term in Section 2(a)(v)(A) of this Agreement.

“Airframe Transaction Documents”: Shall have the meaning given such term in Section 2(a)(v)(A)(IV) of this Agreement.

“Air T”: Air T, Inc., a Delaware corporation.

“Air T Credit Agreement”: Shall mean that certain Amended and Restated Credit Agreement dated on or about the date hereof by and between Air T and the Lender, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time.

“Appraisal”: As defined in Section 12 of this Agreement.

“Audit”: As defined in Section 12 of this Agreement.

“Bailee Agreement(s)”: The Jet Yard Bailee Agreement, the Airco Bailee Agreement and each other bailee agreement executed by the owner of a facility where Collateral is located from time to time.

“Banking Services”: Each and any of the following bank services provided to Borrower by Lender or any of its affiliates: (a) commercial credit cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Liabilities”: Any and all obligations of the Borrower, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Borrowing Base. At any date of determination, the sum of: (a) 60% of Eligible Inventory; plus (b) 70% of Eligible Accounts Receivable; provided, however, that the Lender reserves the right, in its discretion, to and to establish reserves as it deems appropriate and to adjust such borrowing base percentages based on its periodic evaluation of the Collateral. The amount of the Borrowing Base shall be determined periodically by the Lender.

“Borrowing Base Certificate”: As defined in Section 7(a)(iii) of this Agreement.

“Cape Town Convention”: The English language text of the Convention on International Interests in Mobile Equipment, adopted on November 16, 2001 at a diplomatic conference held in Cape Town, South Africa, as implemented and modified by the Protocol to the Convention on Matters Specific to Aircraft Equipment as adopted by the United States of America, and as the same may be further amended or modified from time to time.

“Capitalized Lease”: Any lease which, in accordance with GAAP, is capitalized on the books of the lessee.

“Closing Date”: The date of this Agreement or, if conditions precedent set forth in Section 5 shall not have been satisfied or waived in writing by the Lender on such date, then such later date specified by the Borrower on or after the date on which all of such conditions precedent shall have been satisfied or waived in writing by the Lender.

“Code”: As defined in Section 8(e) of this Agreement.

“Collateral”: As defined in Section 1 of this Agreement.

“Consigned Inventory Eligibility Requirements”: As set forth on Exhibit C to this Agreement.

“Consignment Agreement”: As defined in Section 1 of this Agreement.

“Contrail”: Contrail Aviation Support, LLC, a Wisconsin limited liability company.

“Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise, or entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof.

“Default”: As defined in Section 5(b) of this Agreement.

“Disassembly Agreement”: As defined in Section 2(a)(v)(A)(III) of this Agreement.

“Eligible Accounts”: At any date of determination, the United States dollar value (net of deposits, finance charges and/or service charges) of only such accounts of the Borrower arising from the rendering of sale of goods in the ordinary course of Borrower’s business in which the Lender holds a perfected first priority Lien and as to which the Lender, in its reasonable business judgment, shall from time to time determine to be collectible in a timely manner in the ordinary course of business without dispute or set-off. Without limiting the Lender’s right, in its reasonable business judgment, to consider any account not to be an Eligible Account, and by way of example only of types of accounts that the Lender will consider not to be Eligible Accounts, the Lender, notwithstanding any earlier classification of eligibility, may consider any account not to be an Eligible Account if: (a) any warranty is breached as to the account or the account debtor disputes liability or makes any claim with respect to the account; (b) (i) the account is not paid by the account debtor within 90 days after its invoice date; or (ii) the account is owed by any account debtor who has not paid 10% or more of such account debtor’s accounts within the time period specified in subsection (b)(i) above; (c) a petition in bankruptcy or other application for relief under any insolvency law is filed with respect to the account debtor owing the account, or the account debtor owing the account assigns for the benefit of creditors, becomes insolvent, fails, suspends, or goes out of business, or the Lender, in its reasonable business judgment, shall become dissatisfied with the creditworthiness of an account debtor owing an account; (d) the account arises from a sale to an account debtor outside the United States, unless the sale is on letter of credit, acceptance or other terms acceptable to the Lender; (e) the account debtor is an employee, or Affiliate of the Borrower, or an entity which has common officers, managers or directors with the Borrower; (f) the account debtor is the United States of America or any agency or department thereof and the account is subject to the Assignment of Claims Act; (g) the account is a bonded account; (h) the account balance includes the amount of any counterclaims or offsets which have been or may be asserted against the Borrower by the account debtor (including offsets for any "contra accounts" owed by the Borrower to the account debtor for goods purchased by the Borrower or for services performed for the Borrower); (i) the account debtor is a state, county, city, town or municipality; or (k) any account for a customer deposit.

“Eligible Inventory”: Shall mean the aggregate United States dollar Fair Market Value of the Borrower’s aircraft parts Inventory, in which only the Lender holds a perfected first priority security interest and as to which the Lender, in its reasonable business judgment, shall elect from time to time to constitute Eligible Inventory. Without limiting the Lender’s right, in its reasonable business judgment, to consider any inventory not to be Eligible Inventory, and by way of example only of types of inventory that the Lender will consider not to be Eligible Inventory, the Lender, notwithstanding any earlier classification of eligibility, may consider any inventory not to be Eligible Inventory if: (a) such inventory is not located at (or in transit to or from) a facility owned and operated by either Jet Yard or Airco that is located in the domestic United States; and (b) in the case of Inventory that is consigned by Borrower to a consignee, the Borrower has not complied with any of the Consigned Inventory Eligibility Requirements. The value of Eligible Inventory shall be the lower of the cost or market value of the Eligible Inventory computed on a first-in, first-out basis

“Event of Default”: As defined in the introductory paragraph of Section 9 of this Agreement.

“Existing Loan(s)”: As defined in the Recitals to this Agreement.

“Existing Note(s)”: As defined in the Recitals to this Agreement.

“Fair Market Value”: The price a willing non-affiliated buyer would pay a willing seller for an item of Inventory (neither being under any compulsion to buy or sell), whether or not such item of Inventory has been physically removed from the Airframe. The Fair Market Value of an item of Inventory included in Eligible Inventory shall be determined based on the most recent invoice price of a similar item of Inventory actually sold by the Borrower or by an Affiliate of Borrower to a non-affiliated buyer, or other supporting documentation provided by Borrower to Lender that is acceptable to Lender in its sole discretion; provided, however, that the Lender reserves the right to assign a lower Fair Market Value for any such item based on the most recent Appraisal of the Inventory commissioned by Lender. At Lender’s request, Borrower shall promptly provide Lender and/or its appraiser with copies of invoices and other relevant materials to support its determination of Fair Market Value of any item(s) Inventory.

“Hedge Agreement”: Any agreement between Borrower and Lender or any affiliate of Lender (a “Hedge Provider”) now existing or hereafter entered into, which provides for and interest rate swap, cap, floor, collar, or any similar transaction or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s exposure to fluctuations in interest rates.

“Hedge Obligations”: The liabilities, Indebtedness, and obligations of the Borrower, if any, to the Hedge Provider under any Hedge Agreement.

“Indebtedness”: Without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) obligations secured by any mortgage, pledge, security interest, or other Lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of the owner or another party, in an amount equal to the lesser of (i) such liabilities and (ii) the greater of the purchase price or the fair market value of such property in such obligations have not been assumed; (b) any obligation on account of deposits or advances; (c) any obligation for the deferred purchase price of any property or services, except Trade Accounts Payable; (d) any obligation as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations in respect to Indebtedness of others; (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit or in connection with bankers’ acceptances; and (g) all Hedge Obligations. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture as to which such Person is or may become personally liable.

“Inventory”: Shall have the meaning given such term in the Security Agreement.

“International Registry”: Shall mean the International Registry of Mobile Assets located in Dublin, Ireland and established pursuant to the Cape Town Convention, along with any successor registry.

“Investment”: The acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of, or any interest in, another Person or any integral part of any business or the assets comprising such business or part thereof.

“Jet Yard”: Jet Yard, LLC, an Arizona limited liability company.

“Jet Yard Bailee Agreement”: That certain Bailee Agreement dated as of October 27, 2017, executed by Jet Yard, the Borrower and the Lender, with regards to Collateral in the possession of Jet Yard, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time.

“Liabilities”: At any date of determination, the aggregate amount of liabilities appearing on the Borrower’s consolidated balance sheet at such date prepared in accordance with GAAP.

“Lien(s)”: Any security interest, mortgage, pledge, lien, hypothecation, judgment lien or similar legal process, charge, encumbrance, title retention agreement or analogous instrument or device (including, without limitation, the interest of the lessors under Capitalized Leases and the interest of a vendor under any conditional sale or other title retention agreement), including without limitation, any registrations on the International Registry without regard to whether such registrations are valid.

“Line of Credit”: As defined in the Recitals to this Agreement.

“Line of Credit Commitment”: As defined in the Recitals to this Agreement.

“Loan(s)”: The Revolving Loans, together with each other loan now or hereafter provided by Lender to Borrower.

“Loan Document(s)”: As defined in Section 1 of this Agreement.

Material Adverse Occurrence”: Any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which could reasonably be expected to materially and adversely affect: (a) the financial condition or operations of Borrower; (b) the ability of Borrower to perform its obligations under the Loan Documents; (c) the validity or enforceability of the material obligations of Borrower under the Loan Documents; (d) the rights and remedies of the Lender against Borrower; or (e) the timely payment of the principal of and interest on the Loan or other amounts payable by the Borrower hereunder or under any other Loan Document.

“Net Proceeds”: With respect to any sale of Inventory, the cash proceeds received by the Borrower from such transaction after deducting the twenty percent (20%) commission payable to Airco pursuant to the Consignment Agreement.

“Note: The Revolving Credit Note.

“Obligations”: All Loans, advances, debts, liabilities, obligations, Banking Services Liabilities, covenants and duties, owing by Borrower to the Lender of any kind or nature, present or future, which arise under this Agreement, any other Loan Document or any permitted Hedge Agreement or by operation of law, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guarantying or confirming of a letter of credit, guaranty, indemnification or in any other manner, whether joint, several, or joint and several, direct or indirect (including those acquired by assignment or purchases), absolute or contingent, due or to become due, and however acquired. The term includes, without limitation, all principal, interest, fees, charges, expenses, attorneys’ fees, and any other sum chargeable to Borrower under this Agreement or any other Loan Document or any permitted Hedge Agreement.

“Patriot Act”: As defined in Section 6(t) of this Agreement.

“Permitted Liens”:

(a)     Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower; and

(b)     Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payments therefor shall not at the time be required to be made in accordance with the provisions of Section 7(d);

“Person”: Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Pledge Agreement”: As defined in Section 1(d) of this Agreement.

“PSB”: As defined in the Recitals to this Agreement.

“Regulatory Change”: As to the Lender, any change (including any scheduled change) applicable to a class of banks which includes the Lender in any:

(a)     federal or state law or foreign law; or

(b)     regulation, interpretation, directive or request (whether or not having the force of law) of any court or governmental authority charged with the interpretation or administration of any law referred to in clause (a) of this definition or of any fiscal, monetary or other authority having jurisdiction over such class of banks;

or the adoption after the date hereof of any new or final law, regulation, interpretation, directive or request applicable to a class of banks which includes the Lender.

“Revolving Loan(s)”: Shall have the meaning given such term in the Recitals to this Agreement.

“Revolving Loan Request”: Shall have the meaning given such term in Section 2(a)(v)(A) of this Agreement.

“Revolving Credit Note”: The Revolving Credit Note dated as of even date herewith in the original principal amount of $10,000,000, as such Note may be amended, modified or supplemented from time to time, and such term shall include any substitutions for, or renewals of, each such Note.

“Security Agreement”: That certain Amended and Restated Security Agreement dated as of even date herewith, executed by the Borrower in favor of the Lender, as originally executed and as it may be amended, modified, supplemented, restated or replaced from time to time.

“Solvent”: Shall mean, with respect to any Person on any date of determination, that on such date:

(a) the fair value of such Person’s tangible and intangible assets as a going concern is in excess of the total amount of such Person’s liabilities including, without limitation, Contingent Obligations;

(b) such Person is then able to pay its debts as they mature; and

(c) such Person has capital sufficient to carry on its business.

“Stated Termination Date”: As defined in Section 2(a)(i) of this Agreement.

“Subordination Agreement(s)”: Each subordination agreement now or hereafter executed by a creditor of the Borrower in favor of the Lender.

“Subordinated Creditor”: Each holder of Subordinated Debt.

“Subordinated Debt”: At any date of determination, the outstanding principal amount of any Indebtedness of the Borrower which has been subordinated to the payment of the Obligations pursuant to a Subordination Agreement acceptable to the Lender in its sole discretion.

“Subsidiary”: Any Person of which or in which the Borrower and its other Subsidiaries own directly or indirectly 50% or more of: (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation, (b) the capital interest or profit interest of such Person, if it is a partnership, joint venture or similar entity, or (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.

“Taxes” All present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments.

“Termination Date”: As defined in Section 2(a)(i) of this Agreement.

“Trade Accounts Payable”: The trade accounts payable of any Person with a maturity of not greater than 90 days incurred in the ordinary course of such Person’s business.

12.     Collateral Audit; Appraisals.

(a)     Borrower acknowledges and agrees that, while the Loan or any portion thereof remains outstanding, Lender has the right at any time to obtain an audit (“Audit”) of the Collateral (or any portion thereof) performed by employees of the Lender or by a consultant or auditor engaged by the Lender. If any of the Collateral or related books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Lender or its agents to have access to perform inspections or audits and to respond to the Lender’s (or Lender’s agent’s) requests for information concerning such Collateral and records. The Borrower further agrees to promptly reimburse the Lender for all expenses, charges, costs and fees of any such Audit and Lender’s internal review of such Audit; provided, that, prior to the occurrence of an Event of Default, Borrower’s obligation to reimburse Lender pursuant to this Section 12(a) shall be limited to expenses, fees, costs and expenses incurred with respect to one Audit per calendar year.

(b)    Borrower further acknowledges and agrees that the Lender shall have the right to engage an appraiser to prepare an appraisal (“Appraisal”) to establish the Fair Market Value of the Borrower’s Inventory, and the Borrower shall promptly reimburse the Lender for all expenses, charges, costs and fees of any such Appraisal; provided, that, prior to the occurrence of an Event of Default, Borrower’s obligation to reimburse Lender pursuant to this Section 12(b) shall be limited to expenses, fees, costs and expenses incurred with respect to one Appraisal per calendar year.

13.     Miscellaneous.

(a)     Notices. Any notices or demands required or contemplated hereunder shall be written and shall be effective two days after the placing thereof in the United States mails postage prepaid or with a nationally-recognized courier service such as Federal Express, addressed to the relevant party at its address set forth on the signature page below or upon transmission by telecopy to the relevant party at the telecopy number set forth on the signature page below and a confirmation is received or at any other address or telecopy number as may be designated by the party in a notice to the other parties provided, however, that any notice to the Lender pursuant to Section 2 shall not be deemed given until actually received by the Lender.

(b)     Counterparts. This Agreement may be executed in counterparts and by separate parties in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same document. Receipt by telecopy, pdf file or other electronic means of any executed signature page to this Agreement shall constitute effective delivery of such signature page.

(c)     Governing Law. This Agreement, the Notes and each other Loan Document shall be governed by, interpreted and construed in accordance with the internal laws, but not the law of conflicts, of the State of Minnesota.

(d)    General Indemnity. In addition to the payment of expenses pursuant to Section 7(f), whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby indemnifies, and agrees to pay and hold the Lender, its affiliates and any holder of any Note, and their respective officers, directors, employees, agents, successors and assigns (collectively called the “Indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for any of such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not any of such Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Indemnitees (or any of them), in any manner relating to or arising out of the Loan Documents, the statements contained in any proposal letters or other similar correspondence delivered by the Lender (whether in person, by mail, courier or any electronic means), the Lender's agreement to make the Loans, or the use or intended use of the proceeds of the Loans (the “Indemnified Liabilities”); provided, however, that the Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of an Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The obligations of the Borrower under this Section 13(d) and under Section 7(f) shall survive any termination of this Agreement.

(e)     All payments made by the Borrower hereunder or under any Note will be made free and clear of, and without deduction or withholding for, any Taxes. If the Borrower shall be required to deduct any Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13(e) the Lender or other recipient receives an amount equal to the sum it would have received had no such deduction been made; (ii) the Borrower shall make such deduction; and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(f)     Regulatory Change. If, as a result of any Regulatory Change:

(i)     any tax, duty or other charge with respect to any Loan, the Notes, the Letters of Credit or any commitment to lend is imposed, modified or deemed applicable, or the basis of taxation of payments to the Lender of interest or principal of the Loans is changed;

(ii)    any reserve, special deposit, special assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender is imposed, modified or deemed applicable;

(iii)   any increase in the amount of capital required or expected to be maintained by the Lender or any Person controlling the Lender is imposed, modified or deemed applicable;

(iv)   any other condition affecting this Agreement or any commitment to lend is imposed on the Lender or the relevant funding markets;

(v)    and the Lender determines that, by reason thereof, the cost to the Lender of making or maintaining the Loans or any commitment to lend is increased, or the amount of any sum receivable by the Lender hereunder or under the Notes is reduced, then, the Borrower shall pay to the Lender upon demand such additional amount or amounts as will compensate the Lender (or the controlling Person in the instance of (c) above) on an after-tax basis for such additional costs or reduction. Determinations by the Lender for purposes of this Section 13(f) of the additional amounts required to compensate the Lender shall be conclusive in the absence of manifest error. The Lender’s demand for payment of any amount pursuant to this Section 13(f) shall show the calculation of the amount demanded in reasonable detail. In determining such amounts, the Lender may use any reasonable averaging, attribution and allocation methods.

(g)     Participation. Lender may in its sole and exclusive discretion at any time issue participations in any or all of the Loans and in any or all or a portion of its obligations to make the Loans or to issue Letters of Credit to one or more participants in the Loans. Lender may divulge all information received by it from Borrower or any other source, including but not limited to information relating to the Loans and to the Borrower, to any such participant(s) or other lenders, and Borrower shall cooperate with Lender in satisfying the reasonable requirements of any such participant(s) or other lenders for consummating such a purchase, participation or assignment.

(h)     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer its rights hereunder without the prior written consent of Lender.

(i)     Waivers, Amendments; etc. The provisions of this Agreement, or any other Loan Document, may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrower and the Lender.

(j)     Inconsistencies, etc. In the event of any conflict or inconsistency between or among the provisions of this Agreement and any other Loan Document, it is intended that the provisions of this Agreement and such other Loan Document be enforceable except to the extent that the enforcement of such provisions is irreconcilable and, in that event, the provisions of the Loan Document most favorable to the Lender shall be controlling.

(k)    WAIVER OF TRIAL BY JURY. THE BORROWER AND THE LENDER EACH WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (i) UNDER THE LOAN DOCUMENTS OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR (ii) ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(l)     Limitation of Liability. Neither the Lender nor any affiliate of the Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue upon, any claim for any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to, this Agreement, the Notes or any other Loan Document, or the transactions contemplated and the relationship established hereby or thereby, or any act, omission or event occurring in connection herewith or therewith.

(m)    Customer Identification - USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, and the Lender’s policies and practices, the Lender is required to obtain, verify and record certain information and documentation that identifies the Borrower, which information includes the name and address of the Borrower and such other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act.

(n)     Venue. AT THE OPTION OF THE LENDER, THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT TO WHICH THE BORROWER IS A PARTY MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN MINNEAPOLIS OR ST. PAUL, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

(o)    The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.”

(p)    Entire Agreement; Document Construction. This Agreement, the Notes and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement, the Note and each other Loan Document has been reviewed by all parties hereto and incorporate the requirements of such parties. Each party waives the rule of construction that any ambiguities are to be resolved against the party drafting the same and agrees such rules will not be employed in the interpretation of this Agreement, the Note or any other Loan Document.

(q)     Document Imaging, Electronic Transactions and the UETA. Without notice to or consent of Borrower, Lender may create electronic images of this Agreement and the other Loan Documents and destroy paper originals of any such imaged documents. Provided that such images are maintained by or on behalf of Lender as part of Lender’s normal business processes, Borrower agrees that such images have the same legal force and effect as the paper originals, and are enforceable against Borrower. Furthermore, Borrower agrees that Lender may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, the UETA, with the image of such instrument in Lender’s possession constituting an “authoritative copy” under the UETA.

(r)     Single Purpose Entity. Borrower’s sole business purpose shall be to own and sell the Acquired Assets. Borrower (i) shall conduct business only in its own name, (ii) shall not engage in any business or have any assets unrelated to the Acquired Assets, (iii) shall not have any indebtedness other than as permitted by this Agreement and other than trade payables incurred in the ordinary course of Borrower’s business, (iv) shall have its own separate books, records, and accounts (with no commingling of assets), (v) shall hold itself out as being an entity separate and apart from any other person or entity, (vi) shall not change its name or identity unless Borrower shall have obtained the prior written consent of Lender to such change, and shall have taken all actions necessary or requested by Lender to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents, and (vii) shall not amend its limited liability company agreement in any way that would have a material adverse effect on its ability to own or sell the Acquired Assets or to perform its obligations under the Loan Documents unless Borrower shall have obtained the prior written consent of Lender to such change.

(s)     Document Construction. This Agreement, the Note and each other Loan Document has been reviewed by all parties hereto and incorporate the requirements of such parties. Each party waives the rule of construction that any ambiguities are to be resolved against the party drafting the same and agrees such rules will not be employed in the interpretation of this Agreement, the Notes or any other Loan Document.

(t)     Security Agreement. Borrower acknowledges and agrees that its Obligations under this Agreement are secured by a first priority Lien on all of its assets granted by the Borrower to the Lender pursuant to the Security Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above.

MINNESOTA BANK & TRUST, a Minnesota state banking corporation By: _____________________________________ Name: Eric P. Gundersen Its: Senior Vice President

Address for Notices:

9800 Bren Road East, Suite 200 Minnetonka, MN 55343 Attention: Mr. Eric P. Gundersen, SVP Telephone No.: (952) 841-9331

With a copy to (which shall not constitute notice or service of process):

Fabyanske, Westra, Hart & Thomson, P.A 333 South Seventh Street, Suite 2600 Minneapolis, MN 55402 Attention: Frederick H. Ladner, Esq.

[signature page to Loan Agreement]

AirCo 1, LLC, a Delaware limited liability company By: Name: Chuck Kingsley Its: President

Address for Notices:

AirCo 1, LLC 5930 Balsom Ridge Road Denver, North Carolina 28037 Attention: Chuck Kingsley, VP

With a copy to: Air T, Inc. 5000 W 36th St, Suite 130 Minneapolis, MN 55416 Attention: Mark Jundt, Esq., General Counsel

[Signature page to Loan Agreement]

EXHIBITS TO LOAN AGREEMENT

EXHIBITS

EXHIBIT A	FORM OF REVOLVING LOAN REQUEST
EXHIBIT B	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT C	Consigned Inventory Eligibility Requirements

EXHIBIT A

FORM OF REVOLVING LOAN REQUEST

[see attached]

REVOLVING LOAN REQUEST

The undersigned, being the Vice President of AIRCO 1, LLC, Delaware limited liability company (the “Borrower”), refers to that certain Loan Agreement dated as of April 3, 2019 (said Loan Agreement as it may be amended, modified, supplemented or restated from time to time being the “Loan Agreement;” the terms defined therein being used herein as therein defined), by and between MINNESOTA BANK & TRUST, a Minnesota banking corporation (the "Lender") and the Borrower and hereby requests pursuant to Section 2(a)(iv) of the Loan Agreement, that the Lender make a Revolving Loan to the Borrower in the amount of $________, for the purpose of financing a portion of the cost of acquiring that certain decommissioned _______________ Airframe bearing manufacturer’s serial number _______.

The undersigned further certifies to the Lender that:

A.	Attached hereto as Exhibit A is a true, correct and complete copy of the fully-executed Airframe Purchase Agreement, including, without limitation, all schedules and exhibits thereto;

B.	Attached hereto as Exhibit B is a true, correct and complete copy of the Warranty Bill of Sale, including, without limitation, all schedules and exhibits thereto;

C.	Attached hereto as Exhibit C is a true, correct and complete copy of the fully-executed Acknowledgment of Delivery;

D.	Attached hereto as Exhibit D is a true, correct and complete copy of the fully executed Certificate of Technical Acceptance;

E.

Attached hereto as Schedule A is a statement of the Sources and Uses of Funds showing all consideration payable in order to consummate such Airframe Acquisition described in the foregoing Airframe Purchase Documents;

F.

The only condition remaining to be satisfied under such Airframe Purchase Documents in order for the Airframe Acquisition to be completed in accordance with the Airframe Purchase Documents (which condition shall be satisfied substantially contemporaneously with the making of the requested Revolving Loan that is the subject of this request) is the delivery of funds sufficient to pay the amounts required to be paid under the Airframe Purchase Documents as more particularly set forth on Schedule A;

G.	All representations and warranties contained in Section 6 of the Loan Agreement are true and correct as of the date hereof; and

H.

No Default or Event of Default has occurred and is continuing as of the date hereof after giving effect to the Airframe Acquisition and the funding of the Revolving Loan. The undersigned is delivering this Certificate with the understanding that the Lender is relying on this Certificate.

[signature page follows]

Witness my hand this ___________ __, 201_

AIRCO 1, LLC, Delaware limited liability company By: ______________________________________ Name: Chuck Kingsley Its: President

[Signature Page to Revolving Loan Request]

EXHIBIT B

FORM OF BORROWING BASE CERTIFICATE

[see attached]

Form of Borrowing Base Certificate

Minnesota Bank & Trust

9800 Bren Road East, Ste. 200

Minnetonka, MN 55435

Attention: Mr. Eric P. Gundersen, VP

Computed as of:	Report Number:

The undersigned is the Borrower under that certain Loan Agreement, dated as of April 3, 2019 (such Loan Agreement as it may be amended, modified, supplemented or restated from time to time being the “Loan Agreement”; capitalized terms not otherwise defined herein being used as therein defined) between AIRCO 1, LLC (the “Borrower”) and MINNESOTA BANK & TRUST (the “Lender”).

The Borrower hereby reaffirms all representations and warranties to the Loan Agreement and certifies and warrants that the Borrower holds, subject to the security interest of the Lender under the Agreement, and the other Loan Documents, the following Collateral computed as of _____________ __, 201_.

A.     ACCOUNTS RECEIVABLE

1. Accounts Receivable Balance as of period ending above		$
2. Less: Ineligible Accounts
a. Receivables over 90 days past invoice date	$
b. 10% redline rule	$
c. Insolvent	$
d. Foreign	$
e. Affiliated	$
f. U.S. Government	$
g. Bonded	$
h. Contras	$
i. State, county, municipality	$
j. Customer deposits	$
k. Excess of concentration limit for account debtor	$
l. Other miscellaneous	$
3. TOTAL Ineligibles		($ )
4. Total Eligible Accounts (Line A.1 – Line A.3)		$
5. Eligible Accounts Loan Value @ 70% of Line A.4

B.    INVENTORY Report dated                                                    (see attached)

1. Inventory FMV		$
2. Less:
a. Not located at Jet Yard or AirCo facility	$
b. Obsolescence Reserve	$
c. Ineligible consigned Inventor	$
3. Total Ineligibles		$
4. Total Eligible Inventory (Line C.1-Line C.3)		$
5. Eligible Inventory Loan Value @ 60% of Line B.4		$

C. Borrowing Base: 1. (Line A.5 + Line B.5)			$

The Borrower further certifies and warrants that no Event of Default is existing as of the date hereof and, to the best knowledge and belief of the officer of the Borrower executing this Borrowing Base Certificate, there has not been (except as may otherwise indicated below) any change to the information set forth above since the computation date specified above which would materially reduce the amounts shown if such amounts were computed as of the date of this Borrowing Base Certificate and the information on the Accounts Receivable aging report attached as Schedule A and the Inventory report attached as Schedule B to this Borrowing Base Certificate is true and correct as of the date hereof.

AIRCO 1, LLC

By	Title:	Date: , 20__

Schedule A to Borrowing Base Certificate

Detailed Accounts Receivable Aging

[see attached]

Schedule B to Borrowing Base Certificate

Detailed Inventory Report

[see attached]

EXHIBIT C

Consigned Inventory Eligibility Requirements

1.

Borrower must have provided Lender with recent UCC lien searches from the State in which a consignee (“Consignee”) is organized, showing that Borrower has filed UCC1 financing statements naming Borrower as secured party and such Consignee as Debtor covering such consigned Inventory and disclosing any UCC filings in favor of such Consignee’s secured creditors in such jurisdictions.

2.

Borrower must have provided Lender with copies of authenticated notifications sent by Borrower with respect to its delivery of the consigned Inventory to such Consignee’s secured creditors. Such notifications must have been sent on or before the date of delivery by Borrower of such consigned Inventory to such Consignee.